Exhibit 10.1

AMENDED AND RESTATED PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.

US$125,000	Original Issue Date: December 28, 2011
Amended and Restated as of the Effective Time

For value received and pursuant to the terms of this Amended and Restated Promissory Note (“Amended Note”), Banks.com, Inc., a Florida corporation (“Payor”), promises to pay to Kimberly & Daniel O’Donnell (the “Lender”), or its successors or assigns, the principal sum of US $125,000. Interest on the outstanding principal amount shall accrue at the rate of 10% per annum (“Interest Rate”) or at the Default Rate (as defined herein). Interest shall commence on December 28, 2011 (the “Original Issue Date”) and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  This Amended Note shall be effective and enforceable immediately upon, but not until, the Closing (as defined herein), provided that the outstanding principal amount of this Amended Note and unpaid accrued interest thereon has been paid in full at such time (the “Effective Time”).  At the Effective Time, this Amended Note shall supplant and replace, in its entirety, that certain Convertible Promissory Note, dated December 28, 2011, from Payor to Lender.

1. Definitions. The following terms shall have the meanings herein specified:

“Closing” means the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated February 26, 2012, by and among Payor, Remark Media, Inc., a Delaware corporation, and its wholly-owned subsidiary, Remark Florida, Inc., a Florida corporation pursuant to which Remark Florida, Inc. will be merged with and into Payor with Payor being the surviving corporation.c

“Event of Default” means an event specified in Section 3 hereof.

“Holder” means Lender and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, Payor may treat the registered holder of this Note as Holder for all purposes.

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Payment of the Note – Principal and Interest

a. Term. All principal and all unpaid accrued interest shall be due and payable on or before 5:00 p.m., Pacific time, on June 28, 2012 (the “Maturity Date”). The Maturity Date may be extended by Holder, at the option of Holder and in its sole discretion, effective upon written notice of such extension by Holder to Payor not less than 15 calendar days prior to the Maturity Date. At any time after the Maturity Date (as it may be extended pursuant to this Section 2(a)), Holder may proceed to collect the entire outstanding principal balance hereof, together with accrued but unpaid interest thereon. All payments of interest and principal shall be in lawful money of the United States of America and shall be made to Holder at the address stated in Section 9 below. All payments shall be applied first to accrued interest, and thereafter to principal.

b. Payment on Event of Default. If any Event of Default occurs hereunder, then, at the option and upon the declaration of Holder of this Note and upon written notice to Payor (which election and notice shall not be required in the case of an Event of Default under Section 3(c) or 3(d) or in a re-occurring Event of Default under Section 3(a) or 3(b)) and Payor’s subsequent failure to cure any such Event of Default within any applicable cure period referenced in Section 3, this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable, and, at any time thereafter, Holder may proceed to collect such principal and accrued interest and/or proceed with any remedies available to Holder under applicable law.

d. Default Interest Rate. In the event Payor fails to pay the entire unpaid principal balance when due or interest when due, Payor shall pay a default penalty (the “Default Penalty”) in an amount equal to 10% of the then outstanding principal and accrued and outstanding interest under this Note and the entire unpaid principal balance, accrued and outstanding interest, and the Default Penalty (if not paid) shall thereafter bear interest at a default interest rate equal to the lower of 16% per annum or the highest rate permitted by law (the “Default Rate”).

e. Prepayment. Payor may prepay this Note at any time after one month following the Original Issue Date.

f. Attorney’s Fees. If an Event of Default shall occur hereunder, Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

3. Events of Default. The occurrence of any one or more of the following, if uncured within twenty (20) days from written notice thereof with respect to subsections (a) and (b) only and only in the first instance of such failure or breach and any instance thereafter, upon the occurrence, shall constitute an “Event of Default”:

a. Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

b. Payor breaches any of its material representations, warranties, or agreements set forth in this Amended Note or any other agreement between Payor and Holder, and such breach is not cured by Payor within fifteen (15) days of the date Payor receives notice of said breach;

c. Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; and

d. An involuntary petition is filed against Payor under any bankruptcy statute now or hereafter in effect, unless such petition is dismissed or discharged within sixty (60) days thereafter, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

4. Transfer. In order to transfer this Note, Holder, or its duly authorized representative, shall provide Payor a copy of an assignment duly executed by Holder hereof, but in no event shall this Note be transferred to a third party unrelated to Holder, unless (i) an Event of Default under Section 4(a) of this Note has been declared by Holder and (ii) Payor shall have received prior written notice of such transfer. In the event that Holder seeks to make a transfer of this Note to an unrelated party in the absence of registration under the 1933 Act and any applicable state securities laws, Holder shall furnish an opinion of counsel satisfactory in form and in substance to Payor that such transfer is exempt from registration under the 1933 Act and any applicable state securities laws

5. [Intentionally Blank]

6. Loss or Mutilation of Note. Upon receipt by Payor of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to Payor, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Payor shall execute and deliver to Holder a new Note of like tenor and denomination as this Note.

7. Waiver or Amendment. Any term of this Note may be amended or waived with the written consent of Payor and Holder. The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

8. Taxes. Payor agrees that it will pay, when due and payable, any and all stamp, original issue or similar taxes which may be payable in respect of the issue of this Note.

9. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Holder to:
Kimberly & Daniel O’Donnell
12 Crockett Drive
Moraga, CA 94556-2800

if to Payor to:

Banks.com, Inc.
425 Market Street, Suite 2200
San Francisco, CA 94105
Attention: Janet Steiniger
Treasurer

with a copy to:

Foley & Lardner
100 North Tampa Street
Suite 2700
P.O. Box 3391
Tampa, FL 33601-3391
Attention: Martin Traber

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

10. Headings. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

11. Governing Law; Waiver of Jury Trial. This Note shall be governed by and construed under the laws of the State of Florida, without giving effect to conflicts of laws principles that would require the application of the laws of any other jurisdiction. THE PARTIES EACH HEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS.

12. Usury. Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Lawful Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this Section 12 shall govern and prevail, and neither Payor nor the sureties, guarantors, successors or assigns of Payor shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Lawful Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Payor. In determining whether or not the interest paid or payable exceeds the Maximum Lawful Rate, Payor and Holder shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Lawful Rate. As used herein, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Holder in accordance with the applicable laws of the State of Florida.

Payor:
Banks.com, Inc.
a Florida corporation

By:	/s/ Janet E. Steiniger
Name:	Janet E. Steiniger
Title:	Treasurer

Lender:

By:	/s/ Kimberly O’Donnell
Name:	Kimberly O’Donnell

By:	/s/ Daniel O’Donnell
Name:	Daniel O’Donnell

To induce Holder to enter into this Amended Note, the undersigned Remark Media, Inc., a Delaware corporation (the “Guarantor”) hereby unconditionally guarantees to Holder the payment when due, whether by acceleration or otherwise, of any and all amounts due Holder under this Amended Note.

Accepted and agreed this 28th day of June, 2012 by:

Guarantor:
Remark Media, Inc.
a Delaware corporation

By:	/s/ Bradley T. Zimmer
Name:	Bradley T. Zimmer
Title:	Chief Operating Officer & General Counsel